EXHIBIT 4.12
THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED BY THE HOLDER HEREOF FOR ITS OWN ACCOUNT FOR INVESTMENT WITH NO INTENTION OF MAKING OR CAUSING TO BE MADE A PUBLIC DISTRIBUTION OF ALL OR ANY PORTION THEREOF. SUCH SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.
Amended Warrant to Purchase
Shares of Common Stock
ARTES MEDICAL, INC.
AMENDED COMMON STOCK PURCHASE WARRANT
Void after January 3, 2011
     Artes Medical, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, Christopher Reinhard (including any successors and assigns, “Holder”), is entitled, immediately upon or after the date hereof, and subject to the terms set forth below, to purchase from the Company at any time or from time to time before the earlier of (i) 5:00 PM Pacific time, on January 3, 2011 or (ii) the closing of (a) the sale, lease, transfer or conveyance of all or substantially all of the assets of the Company or (b) a consolidation of the Company with, or merger of the Company with or into, any person (including any individual, partnership, joint venture, corporation, trust or group thereof) other than a consolidation or merger by the Company with a subsidiary of the Company in which the Company is the continuing entity (the earlier to occur of (i) or (ii), the “Expiration Date”) fully paid and nonassessable shares of the Company’s Common Stock (the “Warrant Shares”), with the number of the Warrant Shares and the exercise price of the Warrant Shares to be determined as follows:
     (a) Number of Warrant Shares. This Warrant shall evidence the right of the Holder to purchase up to One Hundred Fifty Thousand (150,000) Warrant Shares.
     (b) Exercise Price. The exercise price per Warrant Share (the “Exercise Price”) shall be an amount equal to One Dollar Twenty Five Cents (U.S. $1.25) per share, subject to adjustment as provided herein. If the Company should issue, at any time after the date of this Warrant and prior to the complete exercise of this Warrant, any shares of Common Stock for a consideration per share less than $1.25 per share, then the Exercise Price for any shares remaining to be exercised under this Warrant shall be automatically adjusted to the price equal to the price paid per share for such Common Stock. If the Company should issue, at any time after the date of this Warrant and prior to the complete exercise of this Warrant, securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”), the provisions of Section 6 shall apply.

     (c) Character of Warrant Shares. This Warrant shall evidence the right of the Holder to purchase shares of Common Stock of the Company.
     As used herein the following terms, unless the context otherwise requires, have the following respective meanings:
     (a) The term “Common Stock” shall mean the Common Stock of the Company.
     (b) The term “Company” includes any entity which shall succeed to or assume the obligations of the Company hereunder.
     1. Exercise Date; Expiration. Subject to the provisions of Section 5.3, this Warrant may be exercised by the Holder for up to 150,000 Warrant Shares at any time or from time to time before the Expiration Date (the “Exercise Period”).
     2. Exercise of Warrant; Partial Exercise. This Warrant may be exercised in full by the Holder by surrender of this Warrant, together with the Holder’s duly executed form of subscription attached hereto as Schedule 1, to the Company at its principal office, accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, of the aggregate exercise price (as determined above) of the number of Warrant Shares to be purchased hereunder. The exercise of this Warrant pursuant to this Section 2 shall be deemed to have been effected immediately prior to the close of business on the business day on which this Warrant is surrendered to the Company as provided in this Section 2, and at such time the person in whose name any certificate for Warrant Shares shall be issuable upon such exercise shall be deemed to be the record holder of such Warrant Shares for all purposes. As soon as practicable after the exercise of this Warrant, the Company at its expense will cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or certificates for the number of fully paid and nonassessable full shares of Warrant Shares to which the Holder shall be entitled on such exercise, together with cash, in lieu of any fraction of a share, equal to such fraction of the current market value of one full Warrant Share as determined in good faith by the Board of Directors, and, if applicable, a new warrant evidencing the balance of the shares remaining subject to the Warrant.
     3. Net Issuance.
          3.1 Right to Convert. Holder shall have the right to pay the Exercise Price in cash or by returning to the Company owned shares of Company Common Stock valued in accordance with subsections 3.3(1), 3.3(2) and 3.3(3) below. In addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder shall have the right to convert this Warrant (the “Conversion Right”) into Warrant Shares as provided in this Section 3 at any time or from time to time during the Exercise Period. Upon exercise of the Conversion Right with respect to shares subject to the Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any exercise price or any cash or other consideration) that number of fully paid and nonassessable Warrant Shares computed using the following formula:

X =	Y (A - B)
A

     Where X = the number of shares of Warrant Shares to be delivered to the holder
                 Y = the number of Converted Warrant Shares
                 A = the fair market value of one Warrant Share on the Conversion Date (as defined below)
                 B = the per share exercise price of the Warrant (as adjusted to the Conversion Date)
No fractional shares shall be issuable upon exercise of the Conversion Right, and if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as defined below). Shares issued pursuant to the Conversion Right shall be treated as if they were issued upon the exercise of the Warrant.
          3.2 Method of Exercise. The Conversion Right may be exercised by the Holder by the surrender of the Warrant at the principal office of the Company together with a written statement specifying that the Holder thereby intends to exercise the Conversion Right and indicating the total number of shares under the Warrant that the Holder is exercising through the Conversion Right. Such conversion shall be effective upon receipt by the Company of the Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”). Certificates for the shares issuable upon exercise of the Conversion Right shall be delivered to the Holder promptly following the Conversion Date.
          3.3 Determination of Fair Market Value. For purposes of this Section 3, fair market value of a Warrant Share on the Conversion Date shall mean:
               (1) If traded on a stock exchange, the fair market value of the Common Stock shall be deemed to be the average of the closing selling prices of the Common Stock on the stock exchange determined by the Board to be the primary market for the Common Stock over the ten (10) trading day period (or such shorter period immediately following the closing of an initial public offering) ending on the date prior to the Conversion Date, as such prices are officially quoted in the composite tape of transactions on such exchange;
               (2) If traded over-the-counter, the fair market value of the Common Stock shall be deemed to be the average of the closing bid prices (or, if such information is available, the closing selling prices) of the Common Stock over the ten (10) trading day period (or such shorter period immediately following the closing of an initial public offering) ending on the date prior to the Conversion Date, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system; and
               (3) If there is no public market for the Common Stock, then the fair market value shall be determined by the Board of Directors of the Company in good faith.

     4. Limit on Rights of the Holder upon Exercise. The Holder acknowledges and agrees that upon the exercise of this Warrant in full or in part, the following provisions shall apply to the rights of the Holder as a holder of shares of the Company’s capital stock:
          4.1 Market Stand-Off Agreement. During the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, the Holder or any future transferee will not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to transferees or donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except shares of capital stock included in such registration; provided, however, that such agreement shall not exceed one hundred eighty (180) days and shall only apply to the Company’s initial public offering.
          In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Common Stock of the Holder or any future transferee (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.
     5. Adjustments to Warrant Shares. The number and kind of Warrant Shares (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant and the exercise price hereunder shall be subject to adjustment from time to time upon the happening of certain events, as follows:
          5.1 Dividends, Distributions, Stock Splits or Combinations. If the Company shall at any time or from time to time after the date hereof make or issue, or fix a record date for the determination of holders of Warrant Shares entitled to receive, a dividend or other distribution payable in additional shares of common or preferred stock (as the case may be), then and in each such event the exercise price hereunder then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the exercise price hereunder then in effect by a fraction: (a) the numerator of which shall be the total number of Warrant Shares (assuming the exercise or conversion into Warrant Shares of all outstanding securities of the Company that are convertible into Warrant Shares and the conversion of all such Warrant Shares into Common Stock) issued and outstanding immediately prior to the time of issuance or the close of business on such record date; and (b) the denominator of which shall be the total number of Warrant Shares (assuming the exercise or conversion into Warrant Shares of all outstanding securities of the Company that are convertible into Warrant Shares) issued and outstanding immediately after the time of issuance or the close of business on such record date. If the Company shall at any time subdivide the outstanding Warrant Shares, or if the Company shall at any time combine the outstanding Warrant Shares, then the exercise price hereunder immediately shall be decreased proportionally (in the case of a subdivision) or increased proportionally (in the case of a combination). Any such adjustment shall become effective at the close of business on the date the subdivision or combination becomes effective.

          5.2 Reclassification or Reorganization. If the Warrant Shares issuable upon the exercise of this Warrant shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 5.1 above, or a reorganization, merger, consolidation or sale of assets provided for in Section 5.3 below), then and in each such event the Holder shall be entitled to receive upon the exercise of this Warrant the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, to which a holder of the number of Warrant Shares issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.
          5.3 Merger, Consolidation or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Warrant Shares or a merger, consolidation or sale of all or substantially all of the assets of the Company (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) of the Company, then as a part of such reorganization, provision shall be made so that the Holder shall thereafter be entitled to receive upon the exercise of this Warrant, the number of shares of stock or other securities or property of the Company, resulting from such reorganization, merger, consolidation or sale, to which a holder of the number of Warrant Shares issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization, merger, consolidation or sale.
          5.4 Notice of Record Dates; Adjustments. In the event of, at any time prior to the Expiration Date, the consolidation or merger of the Company with or into another Company (other than a merger solely to effect a reincorporation of the Company into another state), or the sale or other disposition of all or substantially all the properties and assets of the Company in its entirety to any other person, the Company shall provide to the Holder twenty (20) days advance written notice of such consolidation, merger or sale or other disposition of the Company’s assets, and this Warrant shall terminate unless exercised prior to the occurrence of such consolidation, merger or sale or other disposition of the Company’s assets. The Company shall promptly notify the Holder in writing of each adjustment or readjustment of the exercise price hereunder and the number of Warrant Shares issuable upon the exercise of this Warrant. Such notice shall state the adjustment or readjustment and show in reasonable detail the facts on which that adjustment or readjustment is based.
     6. Treatment of Common Stock Equivalents. For purposes of Section (b) on the first page of this Warrant:
          6.1 The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided pursuant to this Warrant).
          6.2 In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Exercise Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.
          6.3 Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Exercise Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.
     7. Replacement of Warrants. On receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver to the Holder, in lieu thereof, a new Warrant of like tenor.
     8. No Rights or Liability as a Stockholder. This Warrant does not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company. No provisions hereof, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder as a stockholder of the Company.
     9. Miscellaneous.
          9.1 Transfer of Warrant. This Warrant shall not be transferable or assignable in any manner and no interest shall be pledged or otherwise encumbered by Holder without the express written consent of the Company, and any such attempted disposition of this Warrant or any portion hereof shall be of no force or effect unless such disposition is in compliance with the Purchase Agreement.
          9.2 Titles and Subtitles. The titles and subtitles used in this Warrant are for convenience only and are not to be considered in construing or interpreting this Warrant.
          9.3 Notices. Any notice required or permitted under this Warrant shall be given in writing.

          9.4 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.
          9.5 Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holder of this Warrant. Any amendment or waiver effected in accordance with this Section 9.5 shall be binding upon the Holder of this Warrant (and of any securities into which this Warrant is convertible), each future holder of all such securities, and the Company.
          9.6 Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
          9.7 Governing Law. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to its conflicts of laws principles.
          9.8 Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10. Holder Acknowledgments and Representations. Holder:
          (a) Acknowledges that prior to the date of this Warrant, he has accepted the positions of director, and Chairman of the Board of Directors, of the Company, and has had the opportunity to ask questions and receive all information he deems relevant to the Company and this Warrant.
          (b) Understands this Warrant may constitute a “security” under federal and/or state securities laws, and represents that he is acquiring the Warrant, together with any Common shares of Common Stock which may be acquired upon exercise of the Warrant, for his own account for investment purposes, and not with a view to resale or distribution of all or any portion thereof.
          (c) Acknowledges that the Company is an emerging company subject to all the risks inherent in such companies including, without limitation, a current weak financial condition and no certainty of a successful product.
          (d) Confirms that he has been encouraged to consult with personal legal counsel regarding this Warrant.
     11. Amendment and Restatement of Prior Warrant. The Company and Holder confirm that the original Common Stock Purchase Warrant issued to Holder on January 3, 2006 (the “Prior Warrant”) is hereby amended in its entirety and restated herein. Upon execution and delivery of this Warrant, all of the terms and conditions set forth in this Warrant shall supersede and replace the terms and conditions set forth in the Prior Warrant, and the Prior Warrant shall have no further force or effect.

Date: June 9, 2006

ARTES MEDICAL, INC., a Delaware corporation

By:	/s/ Peter C. Wulff

Name:	Peter C. Wulff
Title:	Chief Financial Officer
[SIGNATURE PAGE TO WARRANT]

SCHEDULE 1
FORM OF SUBSCRIPTION
(To be signed only on exercise of Warrant)
To: ARTES MEDICAL, INC.
     The undersigned, the holder of the Warrant attached hereto, hereby irrevocably elects to exercise the purchase rights represented by such Warrant for, and to purchase thereunder,                     * shares of Common Stock of Artes Medical, Inc., and herewith makes payment of $                                         therefor, and requests that the certificates for such shares be issued in the name of, and delivered to                                           , whose address is                                          .

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

(Print Name)

(Address)

Dated:

*	Insert here the number of shares as to which the Warrant is being exercised.